Exhibit 2.4





                                                           [EXECUTION COPY]

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                        AGREEMENT AND PLAN OF MERGER


                       DATED AS OF SEPTEMBER 1, 1995

                                   among

                        US HEALTH CONNECTIONS, INC.,

                        ADVANCED HEALTH CORPORATION

                                    and

                   ADVANCED CLINICAL NETWORKS CORPORATION






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



                             TABLE OF CONTENTS


                                                                    Page


ARTICLE 1      THE MERGER . . . . . . . . . . . . . . . . . . . . . . .   1
     1.01.     The Merger . . . . . . . . . . . . . . . . . . . . . . .   1
     1.02.     Effective Time of the Merger . . . . . . . . . . . . . .   1
     1.03.     Effect of Merger . . . . . . . . . . . . . . . . . . . .   1
     1.04.     Supplementary Action . . . . . . . . . . . . . . . . . .   2

ARTICLE 2      THE SURVIVING CORPORATION  . . . . . . . . . . . . . . .   2
     2.01.     Name . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.02.     Certificate of Incorporation . . . . . . . . . . . . . .   2
     2.03.     By-laws  . . . . . . . . . . . . . . . . . . . . . . . .   2
     2.04.     Directors  . . . . . . . . . . . . . . . . . . . . . . .   2
     2.05.     Officers . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 3      CONVERSION OF SHARES . . . . . . . . . . . . . . . . . .   3
     3.01.     Conversion of Shares . . . . . . . . . . . . . . . . . .   3
     3.02.     No Further Transfers . . . . . . . . . . . . . . . . . .   4

ARTICLE 4      PAYMENT AND PURCHASE PRICE . . . . . . . . . . . . . . .   4
     4.01.     Surrender and Payment  . . . . . . . . . . . . . . . . .   4
     4.02.     Exchange Procedure . . . . . . . . . . . . . . . . . . .   4

ARTICLE 5      CLOSING  . . . . . . . . . . . . . . . . . . . . . . . .   5
     5.01.     Time and Place . . . . . . . . . . . . . . . . . . . . .   5
     5.02.     Deliveries at Closing  . . . . . . . . . . . . . . . . .   5

ARTICLE 6      REPRESENTATIONS AND WARRANTIES OF THE COMPANY  . . . . .   5
     6.01.     Capitalization.  . . . . . . . . . . . . . . . . . . . .   5
     6.02.     Subsidiaries . . . . . . . . . . . . . . . . . . . . . .   6
     6.03.     Organization . . . . . . . . . . . . . . . . . . . . . .   6
     6.04.     Annual and Quarterly Reports . . . . . . . . . . . . . .   6
     6.06.     Absence of Certain Changes or Events . . . . . . . . . .   6
     6.07.     Title to Assets. . . . . . . . . . . . . . . . . . . . .   7
     6.08.     Intellectual Property  . . . . . . . . . . . . . . . . .   7
     6.09.     Commitments  . . . . . . . . . . . . . . . . . . . . . .   7
     6.10.     Litigation . . . . . . . . . . . . . . . . . . . . . . .   8
     6.11.     Compliance With Laws . . . . . . . . . . . . . . . . . .   8
     6.12.     Corporate Power and Authority; No Violations . . . . . .   8
     6.13.     Employee Benefit Plans . . . . . . . . . . . . . . . . .   9
     6.14.     Consents . . . . . . . . . . . . . . . . . . . . . . . .  10
     6.15.     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  10
     6.16.     Insurance  . . . . . . . . . . . . . . . . . . . . . . .  11
     6.17.     No Undisclosed Liabilities . . . . . . . . . . . . . . .  12

ARTICLE 7      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND
                    ACQUISITION . . . . . . . . . . . . . . . . . . . .  12
     7.01.     Organization; Capitalization . . . . . . . . . . . . . .  12
     7.02.     Corporate Power and Authority; Effect of Agreement . . .  12
     7.03.     Consents . . . . . . . . . . . . . . . . . . . . . . . .  13
     7.04.     Litigation . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE 8      COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . .  13
     8.01.     Best Efforts . . . . . . . . . . . . . . . . . . . . . .  13
     8.02.     [Intentionally Omitted]  . . . . . . . . . . . . . . . .  13
     8.03.     Access . . . . . . . . . . . . . . . . . . . . . . . . .  16
     8.04.     No Solicitation  . . . . . . . . . . . . . . . . . . . .  16
     8.05.     Indemnification  . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 9      CONDITIONS TO PURCHASER'S AND ACQUISITION'S
                    OBLIGATIONS . . . . . . . . . . . . . . . . . . . .  18
     9.01.     Representations, Warranties and Covenants of the
                    Company . . . . . . . . . . . . . . . . . . . . . .  18
     9.02.     No Prohibition . . . . . . . . . . . . . . . . . . . . .  18
     9.03.     Third Party Consents . . . . . . . . . . . . . . . . . .  18
     9.04.     Governmental Consents  . . . . . . . . . . . . . . . . .  18
     9.05.     Stockholders' Consent, Etc.  . . . . . . . . . . . . . .  19
     9.06.     Company Counsel Opinion  . . . . . . . . . . . . . . . .  19

ARTICLE 10     CONDITIONS TO THE COMPANY'S OBLIGATIONS  . . . . . . . .  19
     10.01.    Representations, Warranties and Covenants of Purchaser
                    and Acquisition . . . . . . . . . . . . . . . . . .  19
     10.02.    No Prohibition . . . . . . . . . . . . . . . . . . . . .  19
     10.03.    Governmental Consents  . . . . . . . . . . . . . . . . .  19
     10.04.    Buyer Group Counsel Opinion  . . . . . . . . . . . . . .  20

ARTICLE 11     [Intentionally Omitted]  . . . . . . . . . . . . . . . .  20

ARTICLE 12     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  21
     12.01.    Survival of Representations and Warranties . . . . . . .  21
     12.02.    Entire Agreement . . . . . . . . . . . . . . . . . . . .  21
     12.03.    Successors and Assigns . . . . . . . . . . . . . . . . .  21
     12.04.    Headings . . . . . . . . . . . . . . . . . . . . . . . .  21
     12.05.    Modification and Waiver  . . . . . . . . . . . . . . . .  21
     12.06.    Broker's Fees  . . . . . . . . . . . . . . . . . . . . .  21
     12.07.    Expenses . . . . . . . . . . . . . . . . . . . . . . . .  21
     12.08.    Notices  . . . . . . . . . . . . . . . . . . . . . . . .  22
     12.09.    Governing Law  . . . . . . . . . . . . . . . . . . . . .  22
     12.10.    Counterparts . . . . . . . . . . . . . . . . . . . . . .  23

                           LIST OF DEFINED TERMS

Term                                           Place of Definition
- ----                                           -------------------

"Acquisition" . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . .  Section 8.06
"Benefit Plans" . . . . . . . . . . . . . . . . . . . . . . Section 6.14(a)
"Buyer Group" . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Certificate of Merger" . . . . . . . . . . . . . . . . . . .  Section 1.02
"Closing Date"  . . . . . . . . . . . . . . . . . . . . . . .  Section 5.01
"Closing" . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 5.01
"Commitments" . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.09
"Company Common Stock"  . . . . . . . . . . . . . . . . . . Section 3.01(a)
"Company Gross Revenues"  . . . . . . . . . . . . . . . . . Section 3.01(b)
"Company" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Corporation Law" . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Disclosure Schedule" . . . . . . . . . . . . . . . . . . . . . . Article 6
"Earn-out Period" . . . . . . . . . . . . . . . . . . . . . Section 3.01(b)
"Effective Time"  . . . . . . . . . . . . . . . . . . . . . .  Section 1.02
"Employee Benefit Plan" . . . . . . . . . . . . . . . . . . Section 6.14(a)
"Encumbrances"  . . . . . . . . . . . . . . . . . . . . . . .  Section 6.02
"Escrow Shares" . . . . . . . . . . . . . . . . . . .       Section 3.01(a)
"Financial Statements . . . . . . . . . . . . . . . . . . . .  Section 6.04
"Government Entity"   . . . . . . . . . . . . . . . . . . . .  Section 6.10
"Indemnified Party"   . . . . . . . . . . . . . . . . . . . Section 8.06(b)
"Liabilities" . . . . . . . . . . . . . . . . . . . . . . . Section 8.06(a)
"Litigation"  . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.10
"Losses"  . . . . . . . . . . . . . . . . . . . . . . . . . Section 8.06(a)
"Material Adverse Effect" . . . . . . . . . . . . . . . . . .  Section 6.03
"Merger"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Merger Consideration"  . . . . . . . . . . . . . . . . . . .  Section 3.01
"Permitted Encumbrances"  . . . . . . . . . . . . . . . . . .  Section 6.07
"Permits" . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 6.11
"Person"  . . . . . . . . . . . . . . . . . . . . . . . . . . Section 12.02
"Purchaser" . . . . . . . . . . . . . . . . . . . . . . . . . . .  Preamble
"Purchaser's Certificate" . . . . . . . . . . . . . . . .  Section 10.01(c)
"Returns"   . . . . . . . . . . . . . . . . . . . . . . . . Section 6.16(a)
"Seller's Certificate"  . . . . . . . . . . . . . . . . . . Section 9.01(c)
"Stockholders"  . . . . . . . . . . . . . . . . . . . . . . Section 5.02(a)
"Surviving Corporation" . . . . . . . . . . . . . . . . . . . . .  Preamble
"Surviving Corporation Gross Revenues"  . . . . . . . . . . Section 3.01(b)
"Taxes" . . . . . . . . . . . . . . . . . . . . . . . . . . Section 6.16(e)

                        AGREEMENT AND PLAN OF MERGER
                        ----------------------------


          This AGREEMENT AND PLAN OF MERGER, dated as of September 1, 1995, is made among US HEALTH CONNECTIONS, INC., a Georgia corporation (the "Company"), ADVANCED HEALTH CORPORATION, a Delaware corporation (the "Purchaser"), and ADVANCED CLINICAL NETWORKS CORPORATION, a Delaware corporation and a wholly owned subsidiary of the Purchaser ("Acquisition" and together with the Purchaser, the "Buyer Group").

          The Boards of Directors and stockholders of the Company and Acquisition deem it advisable and in the best interests of each such corporation and its respective stockholders to cause the merger of the Company with and into Acquisition (the "Merger") upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "Corporation Law"). (Acquisition and the Company being hereinafter sometimes referred to as the "Constituent Corporations" and Acquisition, following the effectiveness of the Merger, as the "Surviving Corporation".)

          THEREFORE, in consideration of the mutual representations, warranties, covenants and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:


                                 ARTICLE 1

                                 THE MERGER
                                 ----------

          1.01.  The Merger.  Upon the terms and subject to the conditions
                 ----------
hereof as promptly as practicable following the satisfaction or waiver of the conditions set forth in Articles 9 and 10 hereof, the Company shall be merged with and into Acquisition and the separate existence of the Company shall thereupon cease, and Acquisition, as the Surviving Corporation, shall continue to exist under and be governed by the Corporation Law.

          1.02.  Effective Time of the Merger.  The Merger shall become
                 ----------------------------
effective when a properly executed Certificate of Merger in substantially the form of Exhibit 1.02 attached hereto (the "Certificate of Merger") is filed with the Secretary of State of Delaware as provided in the Corporation Law. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is so filed.

          1.03.  Effect of Merger.  The Merger shall have the effects set
                 ----------------
forth in the Corporation Law.

          1.04.  Supplementary Action.  If, at any time after the Effective
                 --------------------
Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either of the Constituent Corporations, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the respective Constituent Corporations, in the name of and on behalf of the appropriate Constituent Corporation, to execute and deliver any and all things reasonably necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.


                                 ARTICLE 2

                         THE SURVIVING CORPORATION
                         -------------------------

          2.01.  Name.  The name of the Surviving Corporation will be
                 ----
Advanced Clinical Networks Corporation.

          2.02.  Certificate of Incorporation.  The Certificate of
                 ----------------------------
Incorporation of Acquisition, as amended by the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation thereafter may be amended in accordance with its terms and as provided by law.

          2.03.  By-laws.  The By-laws of Acquisition immediately prior to
                 -------
the Effective Time shall be the By-laws of the Surviving Corporation.

          2.04.  Directors.  The directors of Acquisition immediately prior
                 ---------
to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or until their earlier resignation or removal, or as otherwise provided by law.

          2.05.  Officers.  The officers of Acquisition immediately prior
                 --------
to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-laws of the Surviving Corporation, or until their earlier resignation or removal, or as otherwise provided by law.

                                 ARTICLE 3

                            CONVERSION OF SHARES
                            --------------------

          3.01.  Conversion of Shares.  As of the Effective Time, by virtue
                 --------------------
of the Merger and without any action on the part of any holder:

               (a) Each of the issued and outstanding shares of the Company's Common Stock, par value $.01 per share ("Company Common Stock"), excluding any such shares held in the Company's treasury, shall be converted into the right of the holder of such Company Common Stock in the aggregate to receive:

                    (i) 33,784 fully paid and nonassessable shares of the Purchaser's Common Stock, par value $.01, valued by the parties at $11.84 per share;

                   (ii)  an amount of cash at Closing equal to $150,000;

                  (iii) an amount of cash on the six month and 12 month anniversaries of the Closing Date each equal to $75,000; and

                   (iv) subject to Section 3.01(b), up to 63,344 fully paid and nonassessable shares of Purchaser's Common Stock (the "Escrow Shares").

Each share of the Company Common Stock held in the treasury of the Company shall be cancelled and no payment shall be made in respect thereof.

               (b) On the Closing Date, the Surviving Corporation shall deposit the Escrow Shares in an escrow account pursuant to an escrow agreement substantially in the form of Exhibit 3.01(b). Escrow Shares
                                       ---------------
shall be released to the Stockholders on the following basis:

                    (i) One-third of the Escrow Shares shall be released when and if gross revenues, as calculated by the Surviving Corporation on an accrual basis, from the operation of the business of the Company as a division of the Surviving Corporation ("Surviving Corporation Gross Revenues") have increased by 30% during the Earn-out Period (as defined below) over an amount equal to two times the Company's gross revenues, as calculated by the Surviving Corporation on an accrual basis, for the period from January 1, 1995 to June 30,

                         1995 ("Company Gross Revenues"); provided,
                                                          --------
                         however, that Surviving Corporation Gross Revenues
                         -------
                         shall not include any existing revenues from any business acquired by any member of the Buyer Group subsequent to the date hereof.

                  (ii) One-third of the Escrow Shares shall be released when and if Surviving Corporation Gross Revenues have increased by 60% during the Earn-out Period over Company Gross Revenues.

                  (iii) One-third of the Escrow Shares shall be released when and if Surviving Corporation Gross Revenues have increased by 90% during the Earn-out Period over Company Gross Revenues.

               (c) The term "Earn-out Period" means the two year period beginning on the Closing Date and ending on the two year anniversary of such date.

               (e) In the event that Purchaser has not consummated a public offering of equity securities within 36 months of the date hereof, the Stockholders may deliver a written notice to Purchaser requiring Purchaser within 120 days of such notice to purchase up to one-half of the shares of Purchaser's Common Stock acquired by the Stockholders hereunder then held by the Stockholders at a purchase price equal to 70% of the then-fair market value of such shares of Purchaser's Common Stock, which value shall be the value assigned to such shares of Purchaser's Common Stock (i) by an appraisal by a nationally recognized investment bank conducted at the cost of Purchaser or (ii) at the sole discretion of the Company, by an average of two appraisals by two nationally recognized investment banks, one at the cost of the Company and one at the cost of Purchaser.

          3.02.  No Further Transfers.  At the Effective Time, the stock
                 --------------------
transfer books of the Company shall be closed and no transfer of Company Common Stock shall thereafter be made.


                                 ARTICLE 4

                         PAYMENT AND PURCHASE PRICE

          4.01.  Surrender and Payment.  After the Effective Time, each
                 ---------------------
holder of a certificate which immediately prior to the Effective Date represented issued and outstanding shares of Company Common Stock (other than shares held in the treasury) shall be entitled, upon surrender thereof, to receive payment therefor equal to the Merger Consideration. Until so surrendered, each certificate which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (other than shares held in the treasury) shall upon and after the Effective Time be deemed for all purposes to represent and evidence only the right to receive the Merger Consideration as aforesaid.

          4.02.  Exchange Procedure.  Upon surrender of a certificate
                 ------------------
representing the Company Common Stock for cancellation to the Company, the holder of such certificate shall be entitled to receive in exchange therefor the Merger Consideration to which the holder of the Company Common Stock is entitled pursuant to Section 3.01 hereof, and the certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 4.02, each certificate representing Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided by Section 3.01 and the Corporation Law.

                                 ARTICLE 5

                                  CLOSING
                                  -------

          5.01.  Time and Place.  The closing of the transactions
                 --------------
contemplated hereby (the "Closing") shall take place at a time (the "Closing Date") and place within the United States to be determined by mutual agreement among the parties as soon as practicable after satisfaction or waiver of the conditions set forth in Articles 9 and 10 hereof (other than those conditions which by their terms are intended to be satisfied on the Closing Date), but in no event later than five days after such conditions are satisfied or waived, which time also shall be the Effective Time.

          5.02.  Deliveries at Closing.  At the Closing:
                 ---------------------

               (a) There shall be delivered to Purchaser, Acquisition, the Company and the stockholders of the Company (the "Stockholders") the certificates, opinions and other documents and instruments provided to be delivered under Articles 9 and 10 hereof.

               (b) Purchaser, Acquisition and the Company shall cause the Certificate of Merger to be filed in accordance with the Corporation Law, and shall take any and all other lawful actions, and do any other lawful things necessary to effect the Merger and to enable the Merger to become effective.

               (c) The Stockholders shall deliver to the Company for cancellation all the certificates representing the Company Common Stock (other than shares held in the treasury of the Company).

               (d) Purchaser and Acquisition shall pay to the Stockholders the cash payments to which they are entitled pursuant to Section 3.01 by wire transfer of immediately available funds.

                                 ARTICLE 6

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY
               ---------------------------------------------

          Except as otherwise set forth in the section of the disclosure schedule delivered by the Company to the Purchaser in connection herewith (the "Disclosure Schedule") corresponding to the applicable section in this
Article 6, the Company represents and warrants to the Purchaser and Acquisition as follows:

          6.01.  Capitalization.  The authorized capital stock of the
                 --------------
Company consists of 10,000 shares of Common Stock, par value $.01 per share, of which 100 shares are outstanding; all of such 100 shares of Company Common Stock are owned of record by the Stockholders as set forth in Section 6.01 of the Disclosure Schedule. All of such shares are validly issued, fully paid and non-assessable. There are no securities presently outstanding, and at the Effective Time there will not be any outstanding securities which are, convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating the Company to issue, transfer or dispose of any of its equity securities or any ownership interest therein. There are no voting trusts or other agreements or understandings to which the Company is bound with respect to the voting of the Company Common Stock.

          6.02.  Subsidiaries.  The Company does not own, directly or
                 ------------
indirectly, any capital stock or any other equity interest in any person.

          6.03.  Organization.  The Company is a corporation duly
                 ------------
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in the jurisdictions set forth in Section 6.03 of the Disclosure Schedule which are all of the jurisdictions where the nature of the property owned or leased by it, or the nature of the business conducted by it, makes such qualification necessary and the absence of such qualification would be reasonably likely to have a material adverse effect on the assets, business, operations or condition (financial or otherwise) of the Company (a "Material Adverse Effect"). True and complete copies of the certificate of incorporation and by-laws (or substantially equivalent documents) of the Company have been delivered to the Purchaser.

          6.04.  Financial Statements.  The Company has previously
                 --------------------
furnished to the Purchaser its unaudited balance sheet and an unaudited income statement as at June 30, 1995 (the "Financial

Statements"). The Financial Statements (i) were prepared on the cash basis of accounting, a comprehensive basis of accounting other than generally accepted accounting principles, consistently applied, (ii) were prepared in accordance with the books and records of the Company and (iii) fairly present the financial position of the Company as of the date thereof on the cash basis of accounting.

          6.06.  Absence of Certain Changes or Events.  Except as permitted
                 ------------------------------------
or contemplated by this Agreement and except as set forth on Sections 6.06,
6.09 or 6.10 of the Disclosure Schedule, since the date of the Financial Statements, (a) the Company has not (i) suffered any damage, destruction or casualty loss to any of its assets which, individually or in the aggregate, has or would reasonably be likely to have a Material Adverse Effect,
(ii) incurred or discharged any material obligation or liability, or entered into any other material transaction, except in the ordinary course of business or (iii) suffered any Material Adverse Effect and (b) to the best knowledge of the Company, no event has occurred which is reasonably likely to have a Material Adverse Effect.

          6.07.  Title to Assets.  The Company has good (and, in the case
                 ---------------
of real property, marketable) title (or leasehold interest with respect to capital leases) to all of the assets and properties which it purports to own (including those reflected on the Financial Statements), except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Financial Statements, free and clear of any imperfections to title, liens, claims, security interests, pledges, charges or other encumbrances ("Encumbrances"), except
(a) lack of title and other Encumbrances as set forth in Section 6.07 of the Disclosure Schedule and (b) liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings (the matters set forth in the foregoing clauses (a) and (b) being referred to herein as the "Permitted Encumbrances").

          6.08.  Intellectual Property.  (a)  Schedule 6.08 sets forth each
                 ---------------------        -------------
copyright, trademark, service mark, tradename or patent owned by the Company or in which the Company asserts proprietary rights, and each Federal, state or foreign registration thereof or application relating to the registration thereof.

                    (b) Except as set forth in Schedule 6.08, the Company
                                               -------------
is the exclusive owner of and has the exclusive right to use, sell and license and bring actions for the infringement of all Intellectual Property Rights (as defined below) used in the conduct of its business as presently conducted (collectively, the "Requisite Rights").

                    (c)  Except as set forth on Schedule 6.08, no
                                                -------------
royalties, honorariums, fees or other amounts (including, without limitation, amounts based on basis point allocations) are payable by the Company to other persons by reason of the ownership, sale, lease, license or use of the Requisite Rights.

                    (d) No Requisite Right infringes or, to the best knowledge of the Company, will infringe any Intellectual Property Rights of another and the Company has not received any notice or other communication to the effect that any of the Requisite Rights will conflict with the asserted rights of others (nor, to the best knowledge of the Company does there exist any basis for any such assertion).

                    (e) To the best knowledge of the Company, no third party is infringing or has infringed on any of the Requisite Rights.

                    (f) As used herein, the term "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trade-marks, trademark applications, trade names, service marks, service mark applications, copyrights, know-how, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, processes, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

          6.09.  Commitments.  (a)  Section 6.09(a) of the Disclosure
                 -----------
Schedule sets forth an accurate and complete list of each contract or agreement, whether written or oral (including any and all amendments thereto) to which the Company is a party or by which the Company is bound (collectively, the "Commitments"). The Company previously has furnished to Purchaser true and correct copies of all Commitments. All of the Commitments are enforceable by the Company which is a party thereto in accordance with their terms except to the extent that such enforceability
(a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (b) is subject to general principles of equity and public policy. Except as set forth in Section 6.09(a) of the Disclosure Schedule, the Company is not in breach or default under (and no event has occurred which with notice or the passage of time or both would constitute a breach or default under) any agreements listed or required to be listed in Section 6.09(a) of the Disclosure Schedule nor, to the knowledge of the Company, is any other party to any of the agreements listed or required to be listed in Section 6.09(a) of the Disclosure Schedule in default thereunder (and no event has occurred which with notice or the passage of time or both would constitute a breach or default thereunder).

               (b) Except as set forth in Section 6.09(b) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not (either alone or upon the passage of time and/or occurrence of any additional acts or events) result in any payment (severance pay or otherwise) becoming due from the Company to any person or accelerate the time of payment or vesting, or increase the amount of compensation due, any person; excluding, however, any such payments, accelerations or increases which could have occurred upon the passage of time and/or occurrence of any additional acts or events even if the "change of control" or "potential change of control" occurring upon the execution and delivery of this Agreement and the consummation of the transactions contemplated herein did not occur.

          6.10.  Litigation.  There is no action, suit, investigation or
                 ----------
proceeding ("Litigation") pending or, to the Company's knowledge, threatened, involving the Company before any court or before any public body or authority, domestic or foreign (a "Government Entity"). The Company is not subject to any outstanding orders, rulings, judgments or decrees by any Government Entity.

          6.11.  Compliance With Laws.  The Company is in compliance with
                 --------------------
all applicable laws, rules, regulations, ordinances, decrees or orders of any Government Entity currently in effect. The Company has all governmental permits, licenses and authorizations necessary for the conduct of its business as presently conducted ("Permits") and is in compliance with the terms of the Permits.

          6.12.  Corporate Power and Authority; No Violations.  The Company
                 --------------------------------------------
has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, including due and valid authorization by the Board of Directors and the Stockholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. Except as set forth in Section 6.12 of the Disclosure Schedule, neither the execution, delivery or performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will, with or without the giving of notice or the passage of time, or both, (x) violate any provision of law, rule, regulation, order, judgment, writ, injunction or decree applicable to the Company or any of its properties or assets, (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to
                                    -9-
accelerate, terminate, modify, or cancel, or require any notice under any note, bond, mortgage, indenture, license, contract or agreement to which the Company is a party or by which the Company or any of their assets is bound or result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the assets of the Company or (z) conflict with or violate any provision of the certificate of incorporation or the by-laws (or substantially equivalent documents) of the Company.

          6.13.  Employee Benefit Plans.
                 ----------------------

               (a) Section 6.13 of the Disclosure Schedule sets forth an accurate and complete list of each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA), and any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding, other than a non-material fringe benefit plan (all the foregoing, other than any "multiemployer plan" as defined in Section 3(37) of ERISA (the "Multiemployer Plans") being herein called the "Benefit Plans"), maintained, contributed to or required to be contributed to by the Company for the benefit of any employee or former employee of the Company or under which the Company has any liability. With respect to each Benefit Plan, the Company previously has furnished to Purchaser a true and correct copy of, where applicable, (i) the most recent annual report (Form 5500) filed with the IRS, (ii) the plan document, (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan, (iv) the most recent actuarial report or valuation relating to such Benefit Plan (in the event such Benefit Plan is subject to Title IV of ERISA), (v) the most recent Summary Plan Description and (vi) the most recent determination letter issued by the IRS.

               (b) Except as set forth in Section 6.13 of the Disclosure Schedule, no Benefit Plan is or was subject to Title IV of ERISA. With respect to the Benefit Plans, in the aggregate, no event has occurred, and there exists no condition or set of circumstances nor is any condition or set of circumstances reasonably likely to occur, in connection with which the Company would be subject to any liability (except liability for benefits claims and funding obligations payable in the ordinary course) under ERISA, the Code or any other applicable law that would be reasonably likely to have a Material Adverse Effect.

               (c) Except as set forth in Section 6.13 of the Disclosure Schedule, with respect to the Benefit Plans, in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, in the Financial Statements of the Company. No Benefit Plan has incurred any

"accumulated funding deficiency" (as defined in Section 412 of the Code), whether or not waived. All required contributions to date by the Company to all Multiemployer Plans have been made or properly accrued. The Company has no knowledge that any Multiemployer Plan with respect to which the Company has any actual or potential liability is in reorganization or has been terminated within the meaning of Title IV of ERISA. The Company has not incurred and does not reasonably anticipate incurring any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any such Multiemployer Plan.

               (d) Each of the Benefit Plans has been administered in accordance with its terms in all material respects and is in compliance in all material respects with applicable laws and regulations.

               (e) Except as set forth in Section 6.13 of the Disclosure Schedule, each of the Benefit Plans which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred to cause the loss of such qualified status.

               (f) Except as set forth in Section 6.13 of the Disclosure Schedule, no Benefit Plan provides health, medical or life insurance benefits with respect to current or former employees of the Company beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, or (ii) benefits the full cost of which are borne by the current or former employee (or his or her beneficiary).

          6.14.  Consents.  Except as set forth in Section 6.14 of the
                 --------
Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Company of this Agreement or the taking of any other action contemplated hereby, excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which Purchaser or Acquisition is required to obtain or make.

          6.15.  Taxes.  Except in each case as set forth in Section 6.15
                 -----
of the Disclosure Schedule:

               (a) The Company has (i) timely filed and in all material respects correctly prepared all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent on or before the Closing Date by or with respect to them in respect of any Taxes (as hereinafter defined); (ii) properly paid all Taxes that are shown due and payable on such Returns and all late filing penalties, if any;
(iii) established on their books and records and in the consolidated financial statements of the Company reserves for the payment of all Taxes not yet due and payable; and (iv) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes from employees and other persons.

               (b) There are no liens for Taxes upon the assets of the Company, except liens for Taxes not yet due and other immaterial liens.

               (c) Except as set forth on Schedule 6.15, no claim or deficiency for any Taxes has been proposed, asserted or assessed against the Company which have not been resolved and paid in full. Except as disclosed in Section 6.16 of the Disclosure Schedule, there are no outstanding waivers or comparable consents given by the Company regarding the application of the statute of limitations with respect to any Taxes or Returns. Except as set forth on Schedule 6.16, no federal, state, local or foreign audits or other proceedings before any Government Entity are presently pending or threatened, with regard to any Taxes or Returns and the Company has not received any notices of any such audits or proceedings.

               (d) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, real or personal property, tollgate, capital, net worth, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon the Company.

          6.16.  Insurance.  Section 6.16 of the Disclosure Schedule
                 ---------
contains an accurate and complete list and a brief description of all insurance policies (either currently in effect or expired) which are, or were since ________ __, ____ owned or held by the Company, insuring the properties, assets, business and operations of the Company and their potential liabilities to third parties. Section 6.16 of the Disclosure
Schedule identifies such policies as claims-made or occurrence based and identifies all risks which the Company has identified as being self-insured or subject to the payment of retrospective premiums or deductible amounts. All such insurance policies, except for those that have expired, are in full force and effect, all premiums including retrospective premiums thereto covering all periods have been paid and no notice of cancellation or termination has been received by the Company with respect to any such policy. The Company has not received any notice from any insurance carrier requiring the Company to implement changes in its present operations as a condition of maintaining insurance.

          6.17.  No Undisclosed Liabilities.  Except as set forth in the
                 --------------------------
Financial Statements or on Section 6.17 of the Disclosure Schedule, the Company did not have, at the date thereof, any liabilities or obligations (absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise) required under the cash basis of accounting (including materiality standards thereunder) to be reflected on a balance sheet of the Company.


                                 ARTICLE 7

      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND ACQUISITION
      ---------------------------------------------------------------

          The Buyer Group hereby jointly and severally represent and warrant to the Company as follows:

          7.01.  Organization; Capitalization.  (a) Each member of the
                 ----------------------------
Buyer Group is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

          (b)  (i)  The authorized capital of the Purchaser consists of:

                    (A)  Preferred Stock.  3,000,000 shares of Preferred
                         ---------------
Stock, par value $.01 per share (the "Preferred Stock"), of which (w) 971,800 shares have been designated Series A Preferred Stock (the "Series A Preferred Stock") and are issued and outstanding as of the date hereof, (x) 282,900 shares have been designated Series B Preferred Stock (the "Series B Preferred Stock") and are issued and outstanding as of the date hereof, (y) 200,000 shares have been designated Series C Preferred Stock (the "Series C Preferred Stock") and are issued and outstanding as of the date hereof and
(z) 666,360 shares have been designated Series D Preferred Stock (the "Series D Preferred Stock") and are issued and outstanding as of the date hereof. The rights, privileges and preferences of the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock are as stated in the Company's Certificate of Incorporation; and

                    (B)  Common Stock.  10,000,000 shares of Common Stock,
                         ------------
par value $.01 per share (the "Common Stock"), of which 2,864,643 shares are issued and outstanding as of the date hereof.

               (ii)  Options and Warrants.  The Purchaser has outstanding
                     --------------------
as of the date hereof options and warrants convertible into 1,550,082 shares of Common Stock.

          (c) The authorized capital stock of Acquisition consists of 1000 shares of Common Stock, par value $.001 per share, of which 1000 are outstanding and owned of record and beneficially by the Purchaser.

          7.02.  Corporate Power and Authority; Effect of Agreement.  The
                 --------------------------------------------------
execution, delivery and performance by each member of the Buyer Group of this Agreement and the consummation by each member of the Buyer Group of the transactions contemplated hereby have been duly authorized by all necessary corporate action on their part, including due and valid authorization by the Board of Directors of each member of the Buyer Group and the stockholders of Acquisition. This Agreement has been duly and validly executed and delivered by each member of the Buyer Group and constitutes the valid and binding obligation of each member of the Buyer Group, enforceable against such parties in accordance with its terms, except to the extent that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally, and (ii) is subject to general principles of equity. The execution, delivery and performance by each member of the Buyer Group of this Agreement and the consummation by each of them of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (x) violate any provision of law, rule, regulation, any order, judgment, writ, injunction or decree applicable to them, (y) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement to which each member of the Buyer Group is a party or by which any member of the Buyer Group or any of such member's assets is bound; or (z) violate any provision of their Certificate of Incorporation or their by-laws; except, in the case of (x) or (y), for violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, or failures to give notice, which in the aggregate, would not materially delay, hinder or impair the consummation of the transactions contemplated hereby.

          7.03.  Consents.  Except as set forth in Section 7.03 of the
                 --------
Disclosure Schedule, no consent, approval or authorization of, or exemption by, or filing with, any governmental authority is required in connection with the execution, delivery and performance by each member of the Buyer Group of this Agreement, or the taking of any other action contemplated hereby excluding, however, consents, approvals, authorizations, exemptions and filings, if any, which the Company is required to obtain or make.

          7.04.  Litigation.  There is no Litigation pending or to any
                 ----------
member of the Buyer Group's knowledge threatened, involving any member of the Buyer Group (i) which is reasonably likely to have a material adverse effect on the ability of any member of the Buyer Group to perform its respective obligations under this Agreement or (ii) which seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. No member of the Buyer Group is subject to any outstanding orders, rulings, judgments or decrees which would be reasonably likely to have a material adverse effect on the ability of any member of the Buyer Group to perform their respective obligations under this Agreement.
                                    -14-



                                       ARTICLE 8

                          COVENANTS OF THE PARTIES
                          ------------------------

          8.01.  Best Efforts.  Subject to the terms and conditions herein
                 ------------
provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and effect the transactions contemplated by this Agreement on or before ________ __, ____, including, without limitation, obtaining all required consents and approvals, making all required filings and applications and complying with or responding to any requests by governmental agencies

          8.02.  [Intentionally Omitted]

          8.03.  Access.  From the date hereof and prior to the Effective
                 ------
Time, the Company shall provide Purchaser with such information as Purchaser may from time to time reasonably request with respect to the Company and its assets and properties and the transactions contemplated by this Agreement, and shall provide Purchaser and its representatives reasonable access during regular business hours and upon reasonable notice to the personnel, representatives, properties, books and records of the Company as Purchaser may from time to time reasonably request.

          8.04.  No Solicitation.  Neither the Company nor its officers,
                 ---------------
directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in, initiate or continue discussions or negotiations with, or provide any information to, any person (other than Purchaser and its affiliates and representatives) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions involving the Company and any existing discussions or negotiations with third persons relating thereto shall be terminated immediately.

          8.05.  Indemnification.
                 ---------------

               (a)  Definitions. As used in this Section 8.06, the
                    -----------
following terms shall have the following meanings.

                    (i) "Affiliate" as to any person means any entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such person.

                    (ii) "Buyer Group Claim" shall mean the following:

                         (A) the untruth, inaccuracy or breach of any representation or warranty of the Company contained in
               Article 6 hereof, or the breach of any
               agreement or covenant of the Company or any Stockholder contained in this Agreement (including the Schedule and the Exhibits attached hereto), or in any certificate delivered in connection herewith at or before the Effective Time (or any facts or circumstances constituting any such untruth, inaccuracy or breach); or

                         (B) any claim, demand, liability or obligation sustained or suffered by the Company, Purchaser, Acquisition or the Surviving Corporation or any of them, arising from or in connection with (1) the action of the Stockholders required to approve the transactions contemplated by this Agreement, or (2) any assertion of impropriety by any Stockholder against the Company, Acquisition or the Surviving Corporation, or any of them, with respect to any actions or transactions of or involving the Company prior to or at the Effective Time (including, without limitation, the actions and transactions contemplated by this Agreement).

                    (iii) "Buyer Group Indemnified Persons" shall mean and include Purchaser, Acquisition, the Surviving Corporation and their Affiliates, successors and assigns, and their respective officers and directors.

                    (iv) "Company Claim" shall mean the following:

                         (A) the untruth, inaccuracy or breach of any
               representation or warranty of the Buyer Group contained in
               Article 7 hereof, or the breach of any agreement or covenant of the Buyer Group contained in this Agreement (including the Schedule and the Exhibits attached hereto), or in any certificate delivered in connection herewith at or before the Effective Time (or any facts or circumstances constituting any such untruth, inaccuracy or breach);

                         (B) any claim, demand, liability or obligation sustained or suffered by the Company, arising from or in connection with (1) the action of the Buyer Group required to approve the transactions contemplated by this Agreement, or (2) any assertion of impropriety by the Company against the Buyer Group or the Surviving Corporation, or any of them, with respect to any actions or transactions of or involving the Buyer Group prior to or at the Effective Time (including, without limitation, the actions and transactions contemplated by this Agreement); or

                         (C) any claim, demand, liability or obligation sustained or suffered by the Company, arising from or in connection with a breach by either member of the Buyer Group of (1) Section 3.01(b) or (2) Section 8.07.

                    (iv) "Company Indemnified Persons" shall mean the Company, its affiliates, successors and assigns, their officers and directors and the Stockholders.

                    (v) "Indemnified Persons" shall mean the Buyer Group Indemnified Persons or the Company Indemnified Persons, as the case may be.

                    (vi) "Indemnifying Person" shall mean either member of the Buyer Group or the Company, as the case may be.

                    (vii) "Losses" shall mean any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, tax deficiencies and taxes (including interest or penalties thereon) sustained, suffered or incurred by any Indemnified Person arising from or in connection with any such matter which is the subject of indemnification under Section 8.06(b).

               (b)  Indemnification Generally, Etc.  (i) Until the three
                    -------------------------------
year anniversary of the Effective Time, each Stockholder shall, jointly and severally, indemnify and hold harmless the Buyer Group Indemnified Persons, and each of them, from and against any and all Losses arising from or in connection with any Buyer Group Claim at such time as all Losses with respect to such Buyer Group Claim exceed $37,500 and then only to the extent of such excess. The maximum amount of all Losses payable with respect to all Buyer Group Claims shall not exceed the value on the date hereof of the shares of Purchaser's Common Stock delivered pursuant to
Section 3.01(a)(i) plus $300,000 (but only to the extent actually paid)
                   ----
plus the value on the date hereof of the Escrow Shares released as of the
- ----
date of any Claim.

               (ii) Until the three year anniversary of the Effective Time, Purchaser and Acquisition shall, jointly and severally, indemnify and hold harmless the Company Indemnified Persons, and each of them, from and against any and all Losses arising from or in connection with any Company Claim at such time as (A) all Losses with respect to such Company Claim exceed $37,500 and then only to the extent of such excess. The maximum amount of all Losses payable with respect to all Company Claims shall not exceed the value on the date hereof of the shares of Purchaser's Common Stock delivered pursuant to Section 3.01(a)(i) plus $300,000 (but only to
                                               ----
the extent actually paid) plus the value on the date hereof of the Escrow
                          ----
Shares released as of the date of any Claim.

               (c)  Assertion of Claims.  No claim, demand, suit or cause
                    -------------------
of action shall be brought under Section 8.05(b) hereof unless the Indemnified Persons, or any of them, give the Indemnifying Person written notice of the existence of any such claim, demand, suit or cause of action under Section 8.05(b) hereof. Upon the giving of such written notice as aforesaid, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings for the enforcement of their rights under
Section 8.05(b).

          8.06  Notice and Defense of Third Party Claims.  The Indemnified
                ----------------------------------------
Person shall give prompt written notice to the Indemnifying Person of any claim which might give rise to a claim by the Indemnified Persons based on the indemnity agreement contained in Section 8.05(b), stating the nature and basis of said claim, and the amount thereof, to the extent known. The Indemnified Persons will use their best efforts to defend such action, suit or proceeding and shall have the sole right to control such defense. The Indemnifying Person shall be kept fully informed of such action, suit or proceeding at all stages thereof. In addition, the Indemnifying Person may at its expense, participate in the defense of any such action, suit or proceeding with counsel of their choice; provided that the Indemnified
                                         --------
Persons shall at all times have the right to control such defense. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense or any such action, suit or proceeding.

          8.07  Restrictive Covenant.  Neither Purchaser, nor Acquisition,
                --------------------
nor any affiliate or successor shall during the Employment Period (as such term is defined in the Employment Agreement dated the date hereof, between Acquisition and Deborah Ann Smith) (i) directly or indirectly engage in any Competitive Business (as defined below), whether such engagement shall be as an employer, owner, consultant, partner or other participant in any Competitive Business or (ii) assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i). As used herein, the term "Competitive Business" means any business which, directly or indirectly, competes with the Company in the States of Georgia, Tennessee or South Carolina.


                                 ARTICLE 9

          CONDITIONS TO PURCHASER'S AND ACQUISITION'S OBLIGATIONS
          -------------------------------------------------------

          The obligations of the Purchaser and Acquisition to consummate the Merger shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          9.01.  Representations, Warranties and Covenants of the Company.
                 --------------------------------------------------------


               (a) The Company shall have performed and complied in all material respects with its agreements and covenants contained herein to be performed on or prior to the Closing Date.

               (b) The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date of this Agreement.

          9.02.  No Prohibition.  No order, decree or injunction of any
                 --------------
court or government authority shall be in effect which prohibits the consummation of the transactions contemplated hereby.

          9.03.  Third Party Consents.  The Company shall have received all
                 --------------------
consents, authorizations and approvals from non-governmental third parties, in form reasonably acceptable to Purchaser, which are necessary in order to enable (i) Purchaser and Acquisition to consummate the transactions contemplated hereby and to (ii) enable the Company to conduct their businesses after the Effective Time on the same basis as conducted prior to the date hereof.

          9.04.  Governmental Consents.  All consents, approvals,
                 ---------------------
authorizations, exemptions and waivers from Government Entities that shall be required in order to (i) enable Purchaser and Acquisition to consummate the transactions contemplated hereby (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal) and (ii) enable the Company to conduct its business after the Effective Time on the same basis as conducted prior to the date hereof shall have been obtained (excluding, however, the failure to obtain new certificates or transfer of the existing Certificates).

          9.05.  Stockholders' Consent, Etc.  All of the Stockholders of
                 ---------------------------
the Company shall have consented in writing to the Merger and shall have surrendered the certificates representing all of their shares subject only to the receipt of the Merger Consideration in accordance with Section 5.02.


          9.06.  Company Counsel Opinion.  Purchaser and Acquisition shall
                 -----------------------
have received an opinion from Long Aldridge & Norman dated the Closing Date, substantially in the form set forth in Exhibit 9.06.

                               ARTICLE 10

                  CONDITIONS TO THE COMPANY'S OBLIGATIONS
                  ---------------------------------------

          The obligations of the Company to consummate the Merger shall be subject to the satisfaction (or waiver) on or prior to the Closing Date of all of the following conditions:

          10.01.  Representations, Warranties and Covenants of Purchaser
                  ------------------------------------------------------
and Acquisition.
- ---------------

               (a) Purchaser and Acquisition each shall have performed and complied in all material respects with their respective agreements and covenants contained herein to be performed on or prior to the Closing Date.


               (b) The representations and warranties of Purchaser and Acquisition contained herein shall be true and correct in all material respects as of the date of this Agreement.

          10.02.  No Prohibition.  No order, decree or injunction of any
                  --------------
court or government authority shall be in effect which prohibits the consummation of the transactions contemplated hereby.

          10.03.  Governmental Consents.  All consents, approvals,
                  ---------------------
authorizations, exemptions and waivers from Government Entities that shall be required in order to enable the Company to consummate the transactions contemplated hereby shall have been obtained (except for such consents, approvals, authorizations, exemptions and waivers, the absence of which would not prohibit consummation of such transactions or render such consummation illegal).

          10.04.  Buyer Group Counsel Opinion.  The Company shall have
                  ---------------------------
received an opinion from O'Sullivan Graev & Karabell, LLP, counsel to the Buyer Group, reasonably acceptable to the Company, dated the Closing Date, substantially in the form of Exhibit 10.04.


                                 ARTICLE 11

                          [Intentionally Omitted]

                                 ARTICLE 12

                               MISCELLANEOUS
                               -------------

          12.01.  Survival of Representations and Warranties.  The
                  ------------------------------------------
representations and warranties in this Agreement or any certificate delivered pursuant to this Agreement shall survive until the three year anniversary of the Effective Time.

          12.02.  Entire Agreement.  This Agreement (including the
                  ----------------
Disclosure Schedule and all Exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof. Matters disclosed in the Disclosure Schedule pursuant to any Section of this Agreement shall be deemed to be disclosed with respect to all Sections of this Agreement.

          12.03.  Successors and Assigns.  The terms and conditions of this
                  ----------------------
Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this
                                              --------  -------
Agreement may not be assigned by any party without the prior written consent of the other parties, except that the Purchaser and Acquisition may assign this Agreement to any of their affiliates, but no such assignment shall release Purchaser or Acquisition from any liability hereunder.

          12.04.  Headings.  The headings of the Articles, Sections and
                  --------
paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          12.05.  Modification and Waiver.  No amendment, modification or
                  -----------------------
alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          12.06.  Broker's Fees.  Each of the parties hereto (i) represents
                  -------------
and warrants that it has not taken and will not take any action that would cause the other party hereto to have any obligation or liability to any person for a finder's or broker's fee, and (ii) agrees to indemnify the other party hereto for breach of the foregoing representation and warranty, whether or not the Closing occurs.

          12.07.  Expenses.  Except as otherwise provided herein, the
                  --------
Company on the one hand and the Purchaser or Acquisition on the other hand shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

          12.08.  Notices.  Any notice, request, instruction or other
                  -------
document to be given hereunder by any party hereto to any other party shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid, if to the Company to:

                    U.S. Health Connections, Inc.
                    200 North Cobb Parkway
                    Building 400, Suite 416
                    Marietta, GA  30062
                    Attention:  Deborah Ann Smith
                    Telecopy:

               with a copy to:

                    Long Aldridge & Norman
                    One Peachtree Center, Suite 5300
                    303 Peachtree Street
                    Atlanta, Georgia  30308
                    Attention:  Barbara Blackford, Esq.
                    Telecopy:   (404) 527-4198

               if to Purchaser or Acquisition to:

                    Advanced Health Corporation
                    560 White Plains Road, Second Floor
                    Tarrytown, New York  10591
                    Attention:  President
                    Telecopy:  (914) 332-1186

               with a copy to:

                    O'Sullivan Graev & Karabell, LLP
                    30 Rockefeller Plaza
                    New York, New York 10112
                    Attention:  John J. Suydam, Esq.
                    Telecopy:  (212) 408-2420


          12.09.  Governing Law.  This Agreement shall be construed in
                  -------------
accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each ease located in County of New York, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that: service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in
Section 12.08 shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

          12.10.  Counterparts.  This Agreement may be executed in one or
                  ------------
more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                                *    *    *

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                              US HEALTH CONNECTIONS, INC.


ATTEST:                       By:  /s/ Deborah Ann Smith
                                   ---------------------------
                                   Name:  Deborah Ann Smith
                                   Title: President

By: /s/
   ----------------------
   Name:
   Title: Secretary



ATTEST:                       ADVANCED HEALTH CORPORATION


By:/s/ Richard W. Kaplan      By:  /s/ Steve Hochberg
   ----------------------          ---------------------------
   Name: Richard W. Kaplan         Name:  Steve Hochberg
   Title: Secretary                Title: President



ATTEST:                       ADVANCED CLINICAL NETWORKS
                                CORPORATION


By: /s/ Walter E. Birch       By:  /s/ Richard W. Kaplan
   ----------------------          ---------------------------
   Name: Walter E. Birch           Name:  Richard W. Kaplan
   Title: Secretary                Title: President